Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of RiceBran Technologies on Form S-3 (Nos. 333-196541, 333-196950 and 333-199646) and Form S-8 (Nos. 333-110585, 333-135814 and 333-199648) of our report dated March 30, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of RiceBran Technologies as of December 31, 2015 and 2014 and for the years ended, which report is included in this Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp
New York, NY
March 30, 2016